EXHIBIT 10.2

EMPLOYMENT AGREEMENT AMENDMENT
This Amendment to the Employment Agreement (defined below) is effective May 13, 2020 and is entered into between L Brands, Inc. (the “Company”) and Stuart Burgdoerfer (the “Executive”) and shall for all purposes constitute and be deemed an amendment to the Employment Agreement entered into as of April 9, 2007, as previously amended, by and between L Brands, Inc. and the Executive. The Employment Agreement, as modified by this Amendment, shall govern the terms and conditions of Executive’s employment relationship with the Company.

WHEREAS, the Executive and the Company desire to cause the Employment Agreement to be amended as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree to amend the Executive’s Employment Agreement as follows:

1.	Section 9 (c) is deleted in its entirety and replaced with the following:

“Termination by the Executive. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days from the delivery of such Preliminary Notice, a Notice of Termination. For purposes of this Agreement, “Good Reason” means (i) the failure to continue the Executive in the role of both L Brands Chief Financial Officer and CEO of Victoria's Secret NewCo.; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, authority, responsibilities or reporting requirements as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside of Columbus, Ohio, other than on travel reasonably required to carry out the Executive’s obligations under the Agreement; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction; provided, however, that “Good Reason” shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than thirty (30) days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (B) acts taken by the Company by reason of the Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.”

2.	Section 9 (d) is amended in part as follows:

“Any purported termination for Good Reason by the Executive shall be communicated by a written Notice of Termination to the Company thirty (30) days prior to the Termination Date.”

3.	Section 10(g)(i) is deleted in its entirety and replaced with the following:

“(i) the Company shall spread out, beginning as of the next regular payroll date following the date of the Change in Control, in equal, consecutive bi-weekly payments to the Executive over the remainder of the two (2) year period commencing on his Termination Date, an amount equal to the sum of (A), (B) and (C), where (A) is the difference between (x) the Severance Amount (as defined in Section 14(a)(ii)) and (y) the sum of the payments made to the Executive prior to the Change in Control pursuant to Section 10(b)(ii), and (B) is the difference between (x) the Bonus Amount (as defined in the Section 14(a)(iii)) and (y) the incentive compensation payments made to the Executive prior to the Change in Control pursuant to Section 10(b)(iii)(A), and (C) is an amount equal to the product of (D X E) minus F, where D is the aggregate of all scheduled payments under your Retention Bonus Agreement, dated May 14, 2020 (“Retention Bonus Agreement”), B is a fraction the numerator of which is the days elapsed from May 14, 2020 through the date of your termination of employment and the denominator of which is 627, and C is the amount of the Retention Bonus payments you have received prior to your termination of employment.. If no payment has begun under Section 10(b)(ii) and the requirements for payment under Section 10(g) are satisfied, payment shall be made under this Section 10(g)(i) (with the payments under Section 10(b) equaling zero (0)).”

4.	Section 14(a)(iii) is deleted in its entirety and replaced with the following:

“(iii) the Company shall pay the Executive an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company’s incentive compensation plan described in Section 6 and a pro-rata amount for the selling season in which the Executive’s employment is terminated based on the average of the prior four (4) bonus payments and the number of days the Executive is employed during such season (the “Bonus Amount”) plus an amount equal to the product of (A X B) minus C, where A is the aggregate of all scheduled payments under your Retention Bonus Agreement, B is a fraction the numerator of which is the days elapsed from May 14, 2020 through the date of your termination of employment and the denominator of which is 627, and C is the amount of the Retention Bonus payments you have received prior to your termination of employment, all paid in accordance with Section 14(a)(vi);”

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement to be effective as of the day and year first above written.

L BRANDS, INC.

By:	/s/ SHELLEY MILANO 5/18/20
Name:	Shelley Milano
Title:	Chief Human Resources Officer

/s/ STUART BURGDOERFER 5/18/2020
Stuart Burgdoerfer

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”) is entered into by and between L Brands, Inc. (the “Company”) and Stuart Burgdoerfer (the “Associate”).

WHEREAS, the parties have determined that appropriate steps should be taken to ensure the Associate’s continued employment and to ensure that the Associate devotes his best professional efforts, time and skill to the performance of his job responsibilities;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.
The Company agrees that if the Associate remains employed and continues to use his best efforts to satisfactorily perform his job duties, the Company will pay the Associate a Retention Bonus in the Total Amount of Four Million Five Hundred Thousand Dollars and Zero Cents ($4,500,000.00), less applicable withholdings under the following schedule and conditions:

a.
One-third of the Total Amount payable, which is the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), will be paid to the Associate on January 31, 2021, provided that the Associate is employed on the date of the payment;

b.
One-third of the Total Amount payable, which is the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), will be paid to the Associate on July 31, 2021, provided that the Associate is employed on the date of the payment;

c.
One-third of the Total Amount payable, which is the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), will be paid to the Associate on January 31, 2022, provided that the Associate is employed on the date of the payment;

2.
The Associate understands that receipt of the Total Amount of the Retention Bonus is contingent upon the Associate remaining employed with the Company as of each installment date and satisfactorily performing his duties in accordance with the terms of this Agreement.

3.	The Associate agrees to keep this Agreement confidential and not to reveal the existence of this Agreement, nor any of its terms, to any person, entity or organization.

/s/ ANDREW MESLOW
Andrew Meslow

VOLUNTARILY AND KNOWINGLY AGREED
AND ACCEPTED AS SPECIFIED ABOVE:

/s/ STUART BURGDOERFER
Stuart Burgdoerfer
Date:	5/18/2020